Exhibit 10.38

DESCRIPTION OF FISCAL 2010 EXECUTIVE BONUS PROGRAM

On May 11, 2009, Micrus Endovascular Corporation implemented a Bonus Program for certain executive and senior employees, including its named executive officers.  Under the Bonus Program, each named executive officer may receive a bonus payment equal to up to 16.5% of his or her base salary for fiscal year 2010.  The payment is conditioned upon both the achievement of three specific corporate objectives and approval of the payment by the Compensation Committee of the Board of Directors.  The objectives are achievement of a specific revenue target for fiscal year 2010; positive earnings per share for fiscal year 2010; and positive cash flow for fiscal year 2010. All objectives must be met in order for a bonus payment to be made, and payment will be subject to the discretion of the Compensation Committee even if the bonus criteria are met.  Bonuses, if any, will be paid during fiscal year 2011.  The Bonus Program replaces the Employee Cash Bonus Plan under which the Company’s executives were eligible for bonus payments during prior fiscal years.